Exhibit 99.1
News Release:
FOR IMMEDIATE RELEASE
TIGroup Second Quarter Revenue Up 620% to $6.5 Million
BEVERLY HILLS, Calif. — May 20, 2008 — Tri-Isthmus Group, Inc. (TIGroup) (Pink Sheets: TISG), a provider of financial solutions to the healthcare industry, today announced financial results for the quarter ended March 31, 2008, the second quarter of its fiscal year (Q2 ’08).
Revenues in Q2 ’08 were $6.5 million, an increase of approximately 620% from $0.9 million in the comparable quarter a year earlier. Revenues in Q2 ’08 increased approximately 38% sequentially from $4.7 million in Q1 ’08. TIGroup’s revenues for the first six months of FY ’08 were $11.3 million, an increase of approximately 600% from $1.6 million in the comparable period a year ago. Ending dates of the company’s comparable periods differ due to a previously announced change in fiscal year end.
Earnings before interest, taxes, depreciation and amortization (EBITDA) from medical operations, which is comprised of the operations of RHA and the Del Mar ambulatory surgical center, totaled $0.5 million in Q2 ’08 and $0.9 million for the first six months of FY ’08. Cash and cash equivalents at the end of Q2 ‘08 totaled $7.7 million, an increase of $7.0 million from the beginning of the fiscal year.
Recent Highlights
•	Achieved significant increases in second quarter and six-month revenues, EBITDA and adjusted EBITDA on both a year over year and sequential basis;

•	Increased annualized revenue run rate to approximately $26 million at quarter end;

•	Realized significant organic revenue growth at the company’s RHA facilities in Oklahoma;

•	Subsequent to quarter end, closed on the acquisition of Southern Plains Medical Center (SPMC), increasing the current expected annual revenue run rate to more than approximately $35 million;

•	Including SPMC, TIGroup’s total assets are now approximately $30 million, total consolidated debt is approximately $9.5 million and estimated cash on hand is approximately $7 million;

•	Raised approximately $8.2 million in gross proceeds of equity in the form of preferred stock during the quarter, bringing total growth capital raised in the previous six months to over approximately $10 million;

•	Repaid $1.65 million in debt to original bridge financing partners in full and on schedule, and effectively converted that debt into equity as those investors reinvested all loaned amounts into preferred shares of the company;

•	Announced key strategic partnerships with AccessCare Dialysis, PHNS Inc. and Financial Resource Group, LLC (FRG); and

•	Continued to add to an already strong pipeline of potential new acquisitions and transactions.
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TIGroup Chairman and CEO David Hirschhorn said, “We continued to show strong growth in the second fiscal quarter and realized significant improvements across our operations. We anticipate this momentum will continue throughout 2008 and beyond, most notably due to the recent acquisition of Southern Plains Medical Center. Our focus continues to be on improving the operations of our hospitals through accelerated organic growth and more effective cost controls. In addition, we intend to continue improving our equipment and facilities as we increase our recruitment of successful physicians. We remain committed to improving shareholder value by executing our current strategy, driving improvements throughout our existing hospital portfolio, integrating Southern Plains and pursuing additional acquisitions.”
Dennis Smith, CFO of TIGroup, said, “Our operational results are improving significantly. Adjusted EBITDA, which excludes the non-cash beneficial conversion feature of preferred dividends and minority interest, increased by $0.9 million in the first six months of FY ’08 compared to the similar period a year ago. We are confident we can leverage selling, general and administrative expenses across all facilities as the year unfolds, particularly with the assistance of our partners FRG and PHNS. Together we are emphasizing improved receivables management, increasing our collections capabilities with payors and better leveraging our facilities to maximize the cash the company generates. We’re pleased with the initial revenues we are generating from our assets and believe we are making significant progress on increasing their financial efficiency.”
About Tri-Isthmus Group, Inc.
Tri-Isthmus Group, Inc. (TIGroup) is a financial solutions provider focused on healthcare services operations designed to deliver quality healthcare outside of traditional urban hospital settings. The company is building a portfolio of interests in ambulatory surgical centers, rural hospitals, surgical hospitals and other centers operating in partnership with physicians. For more information, visit http://www.tig3.com.
A profile for investors can be accessed at http://www.hawkassociates.com/profile/tisg.cfm. For investor relations information, contact Cale Smith or Julie Marshall, Hawk Associates, at 305-451-1888, e-mail: tigroup@hawkassociates.com. An online investor kit including press releases, current price quotes, stock charts and other valuable information for investors may be found at http://www.hawkassociates.com and http://www.americanmicrocaps.com. To receive free e-mail notification of future releases for TIGroup, sign up at http://www.hawkassociates.com/about/alert/.
Safe-Harbor Statement under the Private Securities Litigation Reform Act of 1995: This press release may contain forward-looking information within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended (the” Exchange Act”), including all statements that are not statements of historical fact regarding the intent, belief or current expectations of the company, its directors or its officers with respect to, among other things: (i) the company’s financing plans; (ii) trends affecting the company’s financial condition or results of operations; (iii) the company’s growth strategy and operating strategy; and (iv) the declaration and payment of dividends. The words “may,” “would,” “will,” “expect,” “estimate,” “anticipate,” “believe,” “intend” and similar expressions and variations thereof are intended to identify forward-looking statements. Investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, many of which are beyond the company’s ability to control, and that actual results may differ materially from those projected in the forward-looking statements as a result of various factors including the risk disclosed in the company’s Forms 10-K and 10-Q filed with the SEC.
In this release, the company refers to EBITDA and Adjusted EBITDA, financial measures that are not recognized under accounting principles generally accepted in the United States of America (GAAP). The company defines EBITDA as earnings before income taxes, interest expense, depreciation and amortization. The company defines Adjusted EBITDA as EBITDA further adjusted to exclude material non-cash items and items that may be infrequent in occurrence or, in management’s view, not indicative of the company’s continuing operating performance and cash flows. EBITDA and Adjusted EBITDA should not be considered as alternatives to, or more meaningful than, net income, operating income, cash flows from operations or other traditional indications of a company’s operating performance or liquidity that are derived in accordance with GAAP. In addition, the company’s calculations of EBITDA and Adjusted EBITDA may not be comparable to similarly titled measures being disclosed by other companies, limiting their usefulness as comparative measures. The company discloses EBITDA and Adjusted EBITDA as each is a commonly referred to financial metric used in the investing community to evaluate the performance of companies in our industry. The company believes that disclosure of EBITDA and Adjusted EBITDA is helpful to those reviewing its performance, as EBITDA and Adjusted EBITDA provide information on the company’s ability to meet debt service, capital expenditure and working capital requirements, and management believes that EBITDA and Adjusted EBITDA are also useful indicators of the company’s operating performance.

TIGroup Inc.	Page 2 of 6

TRI-ISTHMUS GROUP, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except shares and per share data)

	March 31,	September 30,
	2008	2007
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$7,663	$733
Accounts receivable, net of allowance for uncollectible accounts	6,030	1,418
Advance to affiliated entity	239	273
Prepaid expenses	397	23
Other current assets	1,839	135

Total current assets	16,168	2,582

Property and equipment, net	6,251	1,163
Goodwill	759	759

Total assets	$23,178	$4,504

LIABILITIES, PREFERRED STOCK AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,121	$678
Accrued expenses	2,095	792
Staff accruals	772	154
Notes payable, current portion	6,500	—

Total current liabilities	10,488	1,624

Notes payable, net of current portion	468	—
Commitments and contingencies	—	—
Other long term liabilities	140	—
Minority interest	2,596	920
Non-redeemable Preferred Stock:
Preferred stock Series 1-A ($0.01 par value, 67,600 shares authorized; 67,600 shares issued and outstanding as of March 31, 2008 and September 30, 2007)
(Aggregate liquidation value is $169 as of March 31 and September 30, 2007)	$166	$166
Preferred stock Series 2-A ($0.01 par value, 3,900 shares authorized; 3,900 shares issued and outstanding as of March 31, 2008 and September 30, 2007)
(Aggregate liquidation value is $25 as of March 31, 2008 and September 30, 2007)	25	25

Total non-redeemable preferred stock	$191	$191

Redeemable preferred stock:
Preferred stock Series 5-A ($0.01 par value, 9,000 shares authorized; 7,462 shares and 2,852 shares issued and outstanding as of March 31, 2008 and September 30, 2007, respectively)	$6,489	$2,519
(Aggregate liquidation value is $7,462 and $2,717 as of March 31, 2008 and September 30, 2007, respectively)
(Aggregate redemption value is $8,700 and $3,042 as of March 31, 2008 and September 30, 2007, respectively)
Preferred stock Series 6-A ($0.01 par value, 5,000 shares authorized; 3,585 shares and 0 shares issued and outstanding as of March 31, 2008 and September 30, 2007, respectively)	3,287	—
(Aggregate liquidation value is $3,585 and $-0- as of March 31, 2008 and September 30, 2007, respectively)
(Aggregate redemption value is $4,302 and $-0- as of March 31, 2008 and September 30, 2007, respectively)
Preferred stock Series B issued by subsidiary ($0.01 par value, 38,250 shares authorized, 19,990 shares issued and outstanding as of March 31, 2008 and September 30, 2007)	2,500	2,500

Total redeemable stock	$12,276	$5,019

Common stock ($0.01 par value, 100,000,000 shares authorized; 8,229,132 and 3,828,739 shares issued and outstanding as of March 31, 2008 and September 30, 2007, respectively	$82	$38
Additional paid-in capital	68,346	65,355
Accumulated deficit	(71,357)	(68,591)
Other comprehensive loss	(52)	(52)

Total shareholders’ deficit	(2,981)	(3,250)

Total liabilities, preferred stock and shareholders’ deficit	$23,178	$4,504

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TRI-ISTHMUS GROUP, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands except share and per share data)
(Unaudited)

	Three months ended		Six months ended
	March 31, 2008	April 30, 2007	March 31, 2008	April 30, 2007
Revenue from services	$6,512	$880	$11,257	$1,582
Costs and expenses:
Selling, general and administrative expenses	6,833	1,071	11,659	2,476
Amortization of stock- based compensation	62	54	81	111
Depreciation and amortization	94	27	159	56

Total costs and expenses, net	6,989	1,152	11,899	2,643

Operating loss	(477)	(272)	(642)	(1,061)
Interest income	52	—	75	1
Interest expense	(315)	—	(509)	—
Minority interest	(90)	27	(169)	195

Net loss from operations before taxation and non-cash beneficial conversion feature	$(830)	$(245)	$(1,245)	$(865)
Taxation	—	—	—	—
Net loss	$(830)	$(245)	$(1,245)	$(865)
Non-cash beneficial conversion feature preferred dividend	(1,521)	—	(1,521)	—

Net loss attributable to common shareholders	$(2,351)	$(245)	$(2,766)	$(865)

Net loss per common share:
Basic	$(0.29)	$(0.07)	$(0.40)	$(0.23)

Diluted	N/A	N/A	N/A	N/A

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TRI-ISTHMUS GROUP, INC.
EBITDA AND ADJUSTED EBITDA (Non-GAAP Financial Measures)
(in thousands except share and per share data)
(Unaudited)

	Three Months Ended	Three Months Ended	Six Months Ended
	December 31, 2007	March 31, 2008	March 31, 2008
Revenue from Services	$4,745	$6,512	$11,257
EBITDA, Adjusted EBITDA and Net Income:
EBITDA from Medical Operations	$465	$484	$949
Corporate Expenses — TIGroup	(523)	(753)	(1,276)
Adjusted EBITDA	$(58)	$(269)	$(327)
Add back:
Depreciation and amortization	(65)	(94)	(159)
Amortization of stock-based compensation	(19)	(62)	(81)
Interest expense	(194)	(315)	(509)
Minority interest	(79)	(90)	(169)
Non-cash beneficial conversion feature preferred dividend	—	(1,521)	(1,521)

Net Income (Loss)	$(415)	$(2,351)	$(2,766)

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TRI-ISTHMUS GROUP, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(Unaudited)

	Six months ended
	March 31, 2008	April 30, 2007
Cash flows from operating activities:
Net loss	$(1,245)	$(865)
Adjustments to reconcile net loss to net cash used in operating activities:
Minority interest	47	(195)
Depreciation and amortization	159	56
Amortization of stock based compensation	81	111
Amortization of debt discount	233	—
Bad debt provision	699	—
Changes in working capital components:
Accounts receivable	(1,720)	102
Accounts payable	170	15
Others	(314)	248

Net cash used in operating activities	(1,890)	(528)
Cash flows from investing activities:
Purchase of property and equipment	(270)	—
Acquisition of subsidiaries, net of cash acquired	283	163
Repayment of advance	33	—

Net cash provided by investing activities	46	163
Cash flows from financing activities:
Drawdown of convertible loans	1,650	—
Repayment of notes	(54)	—
Issuance of preferred stock Series 5-A, net of costs	3,853	1,025
Issuance of preferred stock Series 6-A, net of costs	3,324	—

Net cash provided by financing activities	8,773	1,025
Effect of exchange rates on cash	1	2

Net increase in cash and cash equivalents	6,930	662
Cash and cash equivalents at beginning of period	733	390

Cash and cash equivalents at end of period	$7,663	$1,052

Cash paid for interest	$509	$—

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